Exhibit 4.1

AMENDMENT NO. 1 TO SERIES D WARRANT

This Amendment No. 1 to Series D Warrant (this “Amendment”) is dated as of June 8, 2016 by and between [            ] (“Holder”) and Gevo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the same meaning of such terms in the Series D Warrant (as defined below).

RECITALS

WHEREAS, on December 11, 2015, the Company issued to Holder an aggregate of [            ] warrants to purchase the Company’s common stock pursuant to the terms of a Series D Warrant to Purchase Common Stock (the “Series D Warrants”);

WHEREAS, the current Exercise Price of each Series D Warrant is $0.10;

WHEREAS, the Company and Holder have agreed to amend the Exercise Price and the Initial Exercise Date with respect to [            ] warrants (the “Exercisable Warrants”) of the Series D Warrants held by Holder to incentivize Holder to exercise such warrants; and

WHEREAS, pursuant to Section 9 of the Series D Warrant, any term of the Series D Warrant may be amended with the written consent of Holder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Company and Holder hereto agree as follows

1. Solely with respect to the Exercisable Warrants, the Company and Holder agree that the Exercise Price of such Exercisable Warrants shall be $0.175 per share and the Initial Exercise Date shall be accelerated to begin on June 8, 2016 with respect to the Exercisable Warrants.

2. The Series D Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Holder under the Series D Warrant, as in effect prior to the date hereof.

3. This Amendment may be executed in two or more counterparts, including by facsimile or ..PDF, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

GEVO, INC.

By:
Name:
Title:

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By:
Name:
Title: